Exhibit 10.9

ZOËS KITCHEN

AREA DEVELOPMENT AGREEMENT

BY AND BETWEEN

SOHO FRANCHISING, LLC

AND

i

ii

ZOËS KITCHEN

AREA DEVELOPMENT AGREEMENT

THIS ZOËS KITCHEN AREA DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into this        day of                   , 20        , (the “Effective Date”) by and between SOHO FRANCHISING, LLC, a Delaware limited liability company (the “Company”) and                                   , a(n)                                    (“Franchisee”) with reference to the following facts:

A.            Company has the right to sublicense the “ZOËS KITCHEN”  name and service mark, and such other trademarks, trade names, service marks, logotypes, insignias, trade dress and designs used in connection with the development, operation and maintenance of “Zoës Kitchen” restaurants operated in accordance with Company’s prescribed methods and business practices (the “Restaurants”).

B.            Company desires to expand and develop the Restaurants in the Development Area, and Franchisee wishes to develop Restaurants in the Development Area, upon the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.
GRANT OF DEVELOPMENT RIGHTS

1.1          Grant of Development Rights

(a)           Upon the terms and subject to the conditions of this Agreement, Company hereby grants to Franchisee, and Franchisee hereby accepts, the right and obligation, during the Term (defined below), to develop Traditional Restaurants (defined below) in the geographic area defined in Exhibit A, which is attached hereto and by this reference made a part hereof (the “Development Area”).  An increase or decrease in the size of the cities, counties or political subdivisions, if any, included within these boundaries shall have no affect on the Development Area as it is described in Exhibit A.

(b)           No right or license is granted to Franchisee hereunder to use any trademarks, trade names, service marks, logotypes, insignias, trade dress or designs owned by Company, such right and license being granted solely pursuant to Franchise Agreements executed pursuant hereto.  Without limiting the generality of the foregoing, nothing in this Agreement shall permit Franchisee to own or operate a Restaurant, except pursuant to duly executed and subsisting Franchise Agreement.  Franchisee shall not use such trademarks, trade names, service marks, logotypes, insignias, trade dress or designs in any manner or for any purpose, including in connection with any offering of securities or any request for credit, without the prior express written approval of Company.

1.2          Exclusivity

(a)           During the Term of this Agreement, Company and its Affiliates shall not operate or grant a license or franchise to any other person to operate a Traditional Restaurant within the Development Area.

(b)           Except as provided in Section 1.2(a), Company expressly reserves all other rights, including the exclusive, unrestricted right, in its discretion, directly and indirectly, through its employees, Affiliates (defined below), representatives, licensees, assigns, agents and others, (i) to own or operate and to franchise or license others to own or operate Restaurants at any location outside the Development Area, (ii) to own or operate and to franchise or license others to own or operated restaurants under names other than “Zoës Kitchen” at any location whatsoever, (iii) to own or operate and to franchise or license others to own or operate Non-Traditional Venues at any location, and of any type whatsoever, within or outside the Development Area, and regardless of their proximity to any  Restaurant developed or under development or consideration by Franchisee; and (iv) to produce, license, distribute and market “Zoës Kitchen” brand named products, and products bearing other marks, including food and beverage products, books, clothing, souvenirs and novelty items, at or through any location or outlet, including grocery stores and convenience stores

(including those which may be located within the Development Area), and through any distribution channel, at wholesale or retail, including by means of mail order catalogs, direct mail advertising, Internet marketing and other distribution methods.

1.3          Certain Definitions

In this Agreement, the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Additional Development Notice” shall have the meaning set forth in Section 4.2 of this Agreement.

“Additional Development Obligation” shall have the meaning set forth in Section 4.3(b) of this Agreement.

“Affiliate” when used herein in connection with Company or Franchisee, includes each person or Entity which directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Company or Franchisee, as applicable.  Without limiting the foregoing, the term “Affiliate” when used herein in connection with Franchisee includes any Entity 10% or more of whose Equity or voting control, is held by person(s) or Entities who, jointly or severally, hold 10% or more of the Equity or voting control of Franchisee.  For purposes of this definition, control of a person or Entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or Entity whether by contract or otherwise.  Notwithstanding the foregoing definition, if Company or its Affiliate has any ownership interest in Franchisee, the term “Affiliate” shall not include or refer to the Company or that Affiliate (the “Company Affiliate”), and no obligation or restriction upon an “Affiliate” of Franchisee, shall bind Company, or said Company Affiliate or their respective direct/indirect parents or subsidiaries, or their respective officers, directors, or managers.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America (or any successor Order), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (or any successor legislation) and all other present and future national, provincial, federal, state and local laws, ordinances, regulations, policies, lists, Orders and any other requirements of any Governmental Authority addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means and includes applicable common law and all applicable statutes, laws, rules, regulations, ordinances, policies and procedures established by any Governmental Authority, governing the operation of a Restaurant, including all labor, immigration, disability, food and drug laws and regulations, as in effect on the Effective Date hereof, and as may be amended, supplemented or enacted from time to time.

“Assets”  means all of the following personal property and assets owned by Franchisee and each Subsidiary or in which Franchisee and each Subsidiary otherwise has any rights, and located at, or used in connection with Restaurants developed or in development pursuant to this Agreement: (a) all accounts, licenses, permits, and contract rights, including this Agreement, leasehold interests, all telephone and telecopier numbers, telephone and other directory listings, general intangibles, receivables, claims of Franchisee and each Subsidiary, all guaranties and security therefor and all of Franchisee’s and each Subsidiary’s right, title and interest in the goods purchased and represented by any of the foregoing; (b) all chattel paper including electronic chattel paper and tangible chattel paper; (c) all documents and instruments; (d) all letters of credit and letter-of-credit rights and all supporting obligations; (e) all deposit accounts; (f) all investment property and financial assets; (g) all inventory and products thereof and documents therefor; (h) all furniture, fixtures, equipment, leasehold improvements and machinery, wherever located and all documents and general intangibles covering or relating thereto; (i) all books and records pertaining to the foregoing, including computer programs, data, certificates, records, circulation lists, subscriber lists, advertiser lists, supplier lists, customer lists, customer and supplier contracts, sales orders, and purchasing records; (j) all software including computer programs and supporting information; (k) all commercial tort claims; (l) all other personal property of Franchisee and/or each Subsidiary of any kind; and (m) all proceeds of the foregoing, including proceeds of insurance policies.

“Assignment” shall mean and refer to any assignment, transfer, gift or other conveyance, voluntarily or involuntarily, in whole or in part, by operation of Applicable Law or otherwise, of any interest in this Agreement or any of Franchisee’s rights or privileges hereunder or all of any substantial portion of the assets of the Licensed Restaurant, including the lease; provided, further, however, that if Franchisee is an Entity, each of the following shall be deemed to be an Assignment of this Agreement: (i) the sale, assignment, transfer, conveyance, gift, pledge, mortgage, hypothecation or other encumbrance of more than 49% in the aggregate, whether in one or more transactions, of the Equity or voting power of Franchisee, by operation of law or otherwise or any other event(s) or transaction(s) which, directly or indirectly, effectively changes control of Franchisee; (ii) the issuance of any securities by Franchisee which itself or in combination with any other transaction(s) results in the Owners, as constituted on the Effective Date, owning less than 51% of the outstanding Equity or voting power of Franchisee; (iii) if Franchisee is a Partnership, the resignation, removal, withdrawal, death or legal incapacity of a general partner or of any limited partner owning more than 49% of the Partnership Rights of the Partnership, or the admission of any additional general partner, or the transfer by any general partner of any of its Partnership Rights in the Partnership, or any change in the ownership or control of any general partner; (iv) the death or legal incapacity of any Owner owning more than 49% of the Equity or voting power of Franchisee; and (v) any merger, stock redemption, consolidation, reorganization, recapitalization or other transfer of control of the Franchisee, however effected.

“Authorized Zoës Kitchen Products” means the specific foods products, sauces, marinades and beverages and other food items and ancillary related products, which may include books, cups, coolers, hats, t-shirts and novelty items, as specified by Company from time to time in the Manuals, or as otherwise directed by Company in writing, for sale at the Restaurants, prepared, served, sold and/or manufactured in strict accordance with Company’s recipes, Standards and specifications, including specifications as to ingredients, brand names, preparation and presentation.

“Competitive Activities” means to, own, operate, lend to, advise, be employed by, or have any financial interest in (i) any restaurant or business that specializes in preparation, production or sale, at retail or wholesale, of any food product or any other featured menu item which is now or in the future an Authorized Zoës Kitchen Product, other than a Restaurant operated pursuant to a validly subsisting franchise agreement with Company.  Notwithstanding the foregoing, “Competitive Activities” shall not include the direct or indirect ownership solely as an investment, of securities of any Entity which are traded on any national securities exchange if applicable owner thereof (i) is not a controlling person of, or a member of a group which controls, such Entity and (ii) does not, directly or indirectly, own 5% or  more of any class of securities of such Entity.

“Default” or “default” means any breach of, or failure to comply with, any of the terms or conditions of an agreement.

“Development Area” shall have the meaning set forth in Section 1.1 of this Agreement.

“Development Period” means each of the time periods indicated on Exhibit B during which Franchisee shall have the right and obligation to construct, equip, open and thereafter continue to operate Restaurants in accordance with the Development Obligation.

“Development Obligation” shall mean the Franchisee’s right and obligation to construct, equip, open and thereafter continue to operate at sites within the Development Area the cumulative number of Restaurants set forth in Exhibit B hereto within each Development Period and, if applicable, within the geographic areas specified therein.

“Director of Operations” shall have the meaning set forth in Section 12.2(b) of this Agreement.

“Dispute” shall have the meaning set forth in Section 10.16(d) of this Agreement.

“Entity” means any limited liability company, Partnership, trust, association, corporation or other entity which is not an individual.

“Equity” means capital stock, membership interests, Partnership Rights or other equity ownership interests of an Entity.

“Franchise Agreement” means the form of agreement prescribed by Company and used to grant to Franchisee the right to own and operate a single Restaurant in the Development Area, including all exhibits, riders, guarantees or other related instruments, all as amended from time to time.

“Franchise Disclosure Document” shall have the meaning set forth in Section 6.2(c).

“Force Majeure” means acts of God (such as tornadoes, earthquakes, hurricanes, floods, fire or other natural catastrophe); strikes, lockouts or other industrial disturbances; war, terrorist acts, riot, or other civil disturbance; epidemics; or other similar forces which Franchisee could not by the exercise of reasonable diligence have avoided; provided however, that neither an act or failure to act by a Governmental Authority, nor the performance, non-performance or exercise of rights under any agreement with Franchisee by any lender, landlord, or other person shall be an event of Force Majeure hereunder, except to the extent that such act, failure to act, performance, non-performance or exercise of rights results from an act which is otherwise an event of Force Majeure.  For the avoidance of doubt, Franchisee’s financial inability to perform or Franchisee’s insolvency shall not be an event of Force Majeure hereunder.

“Governmental Authority” means and include all Federal, state, county, municipal and local governmental and quasi-governmental agencies, commissions and authorities.

“Initial Franchise Fee” shall have the meaning set forth in Section 5.2 of this Agreement.

“Manuals” means Company’s operations and training manuals, and any other written directive related to the System, as the same may be amended and revised from time to time, including all bulletins, supplements and ancillary and additional manuals and written directives established by Company as in effect and amended from time to time.

“Non-Traditional Venues” means a facility operated under the Company’s marks located within another primary business or in conjunction with other businesses or at institutional settings, including toll roads, hotels and motels, ships, ports, piers, casinos, stadiums, airports, colleges and universities, schools, hospitals, military and other governmental facilities, office or in-plant food service facilities, shopping mall food courts operated by a master concessionaire, grocery stores, supermarkets and convenience stores and any site for which the lessor, owner or operator thereof shall have indicated its intent to prefer or limit the operation of its food service facilities to a master concessionaire or contract food service provider.

“Operating Principal” means                                                       , or such other individual hereafter designated by Franchisee, and accepted by Company (and until subsequently disapproved by Company), to serve as the authorized representative of Franchisee, who Franchisee acknowledges and agrees shall act as Franchisee’s representative, who shall hold 10% or more of the Equity of Franchisee, and who shall have the authority to act on behalf of Franchisee during the Term.

“Owner” means any direct or indirect shareholder, member, general or limited partner, trustee, or other equity owner of an Entity, except, that if Company or any Affiliate of Company has any ownership interest in Franchisee, the term “Owner” shall not include or refer to the Company or that Affiliate or their respective direct and indirect parents and subsidiaries, and no obligation or restriction upon the “Franchisee”, or its Owners shall bind Company, said Affiliate or their respective direct and indirect parents and subsidiaries or their respective officers, directors, or managers.

“Partnership” means any general partnership, limited partnership or limited liability partnership.

“Partnership Rights” means voting power, property, profits or losses, or partnership interests of a Partnership.

“Protected Territory” means the geographic area designated by Company and described in each Franchise Agreement entered into pursuant to this Agreement, within which Company agrees to not open or operate or license or franchise others to open or operate a Traditional Restaurant.

“Purchase Option” shall have the meaning set forth in Section 12.4(a) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 12.4 (b) of this Agreement.

“Restaurant” shall have the meaning set forth in Recital A of this Agreement.

“Restaurant Level EBITDA” means earnings of Franchisee’s Restaurants that are a part of the Assets:  (i) after reduction for:  (a) amounts charged for full “Continuing Royalty” and “Advertising Fee” during such period, (b) amounts spent directly on Restaurant marketing and advertising, and (c) amounts spent on all Wages to operate such Restaurants, including reasonable salary, benefits and bonus of the general manager of Franchisee’s Restaurant but not the Operating Principal, and not general overhead relating to the Franchisee or its Affiliates or any multi-unit management personnel; and (ii) without reduction for (a) interest, (b) taxes, (c) depreciation or (d) amortization.

“Restricted Persons” means the Franchisee, and each of its Owners and Affiliates, and the respective officers, directors, managers, and Affiliates of each of them, and the spouse and family members who live in the same household of each of the foregoing who are individuals.

“ROFR” shall have the meaning set forth in Section 7.3(d) of this Agreement.

“ROFR Period” shall have the meaning set forth in Section 7.3(d) of this Agreement.

“Site Review Request” shall have the meaning set forth in Section 6.1 of this Agreement.

“Standards” mean Company’s then-current specifications, standards, policies, procedures and rules prescribed for the development, ownership and operation of Restaurants.

“System” means the Company’s operating methods and business practices related to its Restaurants, and the relationship between Company and its franchisees, including interior and exterior Restaurant designs; other items of trade dress; specifications of equipment, fixtures, and uniforms; defined product offerings and preparation methods; standard operating and administrative procedures; restrictions on ownership; management and technical training programs; and marketing and public relations programs; all as Company may modify the same from time to time.

“Term” shall have the meaning set forth in Section 4.1 of this Agreement.

“Terrorist Lists” means all lists of known or suspected terrorists or terrorist organizations published by any U.S. Government Authority, including U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”), that administers and enforces economic and trade sanctions, including against targeted non-U.S. countries, terrorism sponsoring organizations and international narcotics traffickers.

“Then-current” as used in this Agreement and applied to the Franchise Disclosure Document, an area development agreement and a Franchise Agreement shall mean the form then currently provided by Company to similarly situated prospective franchisees, or if not then being so provided, then such form selected by the Company in its discretion which previously has been delivered to and executed by a licensee or franchisee of Company.

“Traditional Restaurant” means a business premises that exists primarily as a Restaurant, excluding any Restaurant at a Non-Traditional Venue, however, which Traditional Restaurant may also have other types of Company-approved co-branded business located in it, but in such case the Restaurant is the primary business.

“Trigger Date” means the earliest to occur of:  (a)  24 months following the opening date of the first Restaurant developed under this Agreement; or (b) the day on which this Agreement is terminated, if terminated due to Franchisee’s failure to satisfy its Development Obligation hereunder.

“Wages” means all salaries and hourly wages, and all related direct and indirect payroll expenses of employees,

including employment-related taxes, overtime compensation, vacation benefits, pension and profit sharing plan contributions, medical insurance premiums, medical benefits, and the like, and all direct and indirect fees, costs and expenses payable to independent contractors, agents, representatives and outside consultants.

2.
FRANCHISEE’S DEVELOPMENT OBLIGATION

2.1                               Development Obligation

(a)                                 Within each Development Period specified in Exhibit B, Franchisee shall construct, equip, open and thereafter continue to operate \ within the Development Area, not less than the cumulative number of Traditional Restaurants required by the Development Obligation for that Development Period.

(b)                                 Restaurants developed hereunder which are open and operating and which have been assigned to Affiliates of Franchisee in accordance with Section 7.2(b) with Company’s consent, shall count in determining whether Franchisee has satisfied the Development Obligation for so long as the applicable Affiliate continues to satisfy the conditions set forth in Section 7.2(b).

2.2                               Timing of Execution of Leases and Franchise Agreements.

Notwithstanding anything to the contrary contained herein, on or before the date which is 180 days before the end of each Development Period, Franchisee shall have executed (in accordance with this Agreement) a lease (or purchase agreement) and Franchise Agreement and paid the required Initial Franchise Fee, for each Restaurant which is required to be constructed, equipped, opened and thereafter operated by the end of such Development Period.

2.3                               Force Majeure

(a)                                 Subject to Franchisee’s continuing compliance with Section 2.3(b), should Franchisee be unable to meet the Development Obligation for any Development Period solely as the result of Force Majeure or any legal disability of Company to deliver a Franchise Disclosure Document pursuant to Section 6.2 of this Agreement, which results in the inability of Franchisee to construct or operate the Restaurants in all or substantially all of the Development Area pursuant to the terms of this Agreement, the particular Development Period during which the event of Force Majeure (or Company’s legal disability to deliver a Franchise Disclosure Document) occurs shall be extended by an amount of time equal to the time period during which the Force Majeure (or Company’s legal disability to deliver a Franchise Disclosure Document) shall have existed during that Development Period.  Development Periods during which no such Force Majeure (or legal disability) existed shall not be extended.  Other than as a result of Force Majeure, any delay in Company’s issuance of acceptance of any site under Article 6, including, as a result of Franchisee’s failure to satisfy the conditions set forth in Section 6.3 of this Agreement, shall not extend any Development Period.

(b)                                 In the event of the occurrence of an event constituting Force Majeure, Franchisee shall notify Company in writing within 5 days following commencement of the alleged Force Majeure of the specific nature and extent of the Force Majeure, and how it has impacted Franchisee’s performance hereunder.  Franchisee shall continue to provide Company with updates and all information as may be requested by Company, including Franchisee’s progress and diligence in responding to and overcoming the Force Majeure.

2.4                               Franchisee May Not Exceed The Development Obligation

Unless Company shall otherwise consent in writing, Franchisee may not construct, equip, open and operate more than the total number of Restaurants comprising the Development Obligation.

3.
DEVELOPMENT AREA

3.1                               Company’s Right to Develop

Notwithstanding Section 2.1 above, if during the Term of this Agreement, Franchisee is unable or unwilling, or fails for any reason (except due to Force Majeure as provided in Section 2.3), to satisfy the Development Obligation, this Agreement shall automatically terminate upon notice by Company to Franchisee.  Upon such termination, Company may, but has no obligation to, open and operate, or license others to (or grant others development rights to) open and operate, Traditional Restaurants at any site(s) within the Development Area, excluding sites in any Protected Territory granted to Franchisee pursuant to the individual Franchise Agreement for each then existing Restaurant located in the Development Area.

3.2                               Protected Territory for Each Individual Restaurant

Subject to certain conditions provided for in the Franchise Agreements, each such agreement executed pursuant hereto shall provide that Company and its Affiliates may not open or operate, or franchise or license the operation of, any Traditional Restaurant within a Protected Territory surrounding the Restaurant opened by Franchisee pursuant to such Franchise Agreement.

4.
TERM OF AREA DEVELOPMENT AGREEMENT

4.1                               Term

The term of this Agreement shall commence on the Effective Date and, unless otherwise negotiated, terminated or extended as provided herein, shall continue until the earlier of (i) the 5th anniversary of the Effective Date, or (ii) the date of execution of the Franchise Agreement granting Franchisee the right to open the last Restaurant necessary for Franchisee to fully satisfy the Development Obligation (the “Term”).

4.2                               Limited Additional Development Right

If Franchisee shall determine that it desires to engage in further development of the Development Area in excess of the Development Obligation, Franchisee shall at the earlier of (i) 180 days prior to the scheduled expiration of the Term or (ii) the date on which acceptance of the proposed site for the last Restaurant required to meet the Development Obligation is issued, notify Company in writing (“Additional Development Notice”) of Franchisee’s desire to develop additional Restaurants in the Development Area and a plan for such development over a new term, setting forth the number of proposed Restaurants and the deadlines for the development of each of them within such proposed term.  This right of additional development by Franchisee shall be exercised only in accordance with Section 4.3 and is subject to the conditions set forth in Section 4.4.  This Agreement is not otherwise renewable.

4.3                               Exercise of Right of Additional Development

(a)                                 If Company determines the additional development obligation proposed by the Additional Development Notice is unacceptable in any respect(s), Company and Franchisee shall (subject to Section 4.4) negotiate during the following 60 days in an effort to reach a mutually agreeable additional development obligation.  Each party may negotiate to protect its own interests as it deems appropriate in its discretion.

(b)                                 If the additional development obligation proposed by the Additional Development Notice is acceptable to Company, or if Company and Franchisee reach agreement on an alternative additional development obligation (the “Additional Development Obligation”) within said 60 day period, then Company shall deliver to Franchisee a copy of Company’s Then-current Franchise Disclosure Document, if required by Applicable Law, and two copies of the Then-current area development agreement, which may vary substantially from this Agreement, setting forth the agreed upon Additional Development Obligation.  Within 30 days after Company’s delivery of the said area development agreement, but no sooner than immediately after the expiration of any applicable waiting period(s) prescribed by Applicable Law, Franchisee shall execute two copies of the area development agreement and return them to

Company together with the applicable development fee, if any, for the Restaurants required by the Additional Development Obligation.  If Franchisee has so executed and returned the copies and has satisfied the conditions set forth in Section 4.4, Company will execute the copies and return one fully executed copy to Franchisee.

4.4                               Conditions to Exercise of Right of Additional Development

Franchisee’s right to additional development described in Section 4.2 shall be subject to Franchisee’s fulfillment of the following conditions precedent:

(a)                                 Franchisee (and each of its Affiliates which have developed or operate Restaurants in the Development Area) shall have fully performed all of its obligations under this Agreement and all other agreements between Company and Franchisee (or the applicable Affiliate).

(b)                                 Franchisee shall have demonstrated to Company Franchisee’s financial capacity to perform the Additional Development Obligations set forth in the area development agreement. In determining if Franchisee is financially capable, Company will apply the same criteria to Franchisee as it applies to prospective area developer franchisees at that time.

(c)                                  At the expiration of each Development Period and at the expiration of the Term, Franchisee shall have opened and shall thereafter have continued to operate, in the Development Area, not less than the aggregate number of Restaurants then required by the Development Obligation.

(d)                                 Company and Franchisee shall have executed a new area development agreement pursuant to Section 4.3.

(e)                                  Franchisee and all Affiliates of Franchisee who then have a currently effective franchise agreement or area development with Company shall have executed and delivered to Company a general release, or a form prescribed by Company, of any and all known and unknown claims against Company or its Affiliates, and their respective officers, directors, agents, shareholders and employees.

4.5                               Effect of Expiration

Unless an Additional Development Obligation shall have been agreed upon, and a new area development agreement shall have been executed by the parties pursuant to Sections 4.2 and 4.3, following the expiration of the Term, or the sooner termination of this Agreement, (a) Franchisee shall have no further right to construct, equip, own, open or operate additional Restaurants which are not, at the time of such termination or expiration, the subject of a then existing Franchise Agreement between Franchisee (or an Affiliate of Franchisee) and Company which is then in full force and effect, and (b) Company or its Affiliates may thereafter itself construct, equip, open, own or operate, and license others to (or grant development rights to) construct, equip, open, own or operate Restaurants at any location(s) (within or outside of the Development Area), without any restriction, subject only to any territorial rights granted for any then existing Restaurant pursuant to a validly subsisting Franchise Agreement executed for such Restaurant.

5.
PAYMENTS BY FRANCHISEE

5.1                               Initial Development Fee

Concurrently with the execution of this Agreement, Franchisee shall pay to Company, in cash or by certified check, the sum of $                          , representing $25,000 for each of the Restaurants (excluding the first Restaurant) required to be opened during the Term pursuant to the Development Obligation, plus the sum of $50,000 representing the Initial Franchise Fee payable pursuant to the first Franchise Agreement required to be executed pursuant hereto.

5.2                               Initial Franchise Fee

Notwithstanding the terms of the Franchise Agreement executed for each Restaurant developed pursuant hereto, Franchisee shall pay to Company, in cash or by certified check, an initial franchise fee (“Initial Franchise Fee”) equal to $50,000 for each Restaurant to be opened pursuant hereto, which Initial Franchise Fee shall be payable upon execution by Franchisee of each Franchise Agreement entered into pursuant to this Agreement, provided, however, that Company shall credit such development fee against the Initial Franchise Fees payable under the second and each subsequent Franchise Agreement (at the rate of $25,000 per Franchise Agreement).

5.3                               Royalty Fee

The Franchise Agreement executed for each Restaurant developed pursuant hereto, shall provide that the Continuing Royalty (as defined therein) shall be equal to 7% of Gross Sales (as defined therein).

6.
EXECUTION OF INDIVIDUAL FRANCHISE AGREEMENTS

6.1                               Site Review

(a)                                 When Franchisee has located a proposed site for construction of a Restaurant, Franchisee shall submit to Company such demographic and other information regarding the proposed site and neighboring areas as Company shall require, in the form prescribed by Company (“Site Review Request”).  Company may seek such additional information as it deems necessary within 15 days of submission of Franchisee’s Site Review Request, and Franchisee shall respond promptly to such request for additional information.  If Company shall not deliver written notice to Franchisee that Company accepts the proposed site, within 30 days of receipt of Franchisee’s Site Review Request, or within 15 days after receipt of such additional requested information, whichever is later, the site shall be deemed rejected.  If the Company accepts the proposed site it shall notify Franchisee of its acceptance of the site.

(b)                                 Although Company may voluntarily (without obligation) assist Franchisee in locating an acceptable site for a Restaurant, neither Company’s said assistance, if any, nor its acceptance of any proposed site, whether initially proposed Franchisee or by Company, shall be construed to insure or guarantee the profitable or successful operation of the Restaurant at that site by Franchisee, and Company hereby expressly disclaims any responsibility therefor.  Franchisee acknowledges its sole responsibility for finding each site for the Restaurants it develops pursuant to this Agreement.

6.2                               Delivery of Franchise Disclosure Document, Execution of Lease and Franchise Agreement

(a)                                 Promptly following Franchisee’s receipt of acceptance, Franchisee shall proceed to negotiate a lease or purchase agreement for the site and shall submit to Company a copy of the proposed lease or purchase agreement, as applicable.  Following Company’s receipt of the proposed lease or purchase agreement, as applicable, which meets Company’s requirements, Company shall notify Franchisee of its acceptance of the proposed lease or purchase agreement, as applicable.

(b)                                 Company’s review and acceptance of the lease is solely for Company’s benefit and is solely an indication that the lease meets Company’s minimum Standards and specification at the time of acceptance of the lease (which may be different that the requirements of this Agreement).  Company’s review and acceptance of the lease shall not be construed to be an endorsement of such lease, confirmation that such lease complies with Applicable Law, or confirmation that the terms of such lease are favorable to Franchisee, and Company hereby expressly disclaims any responsibility therefore.

(c)                                  Subject to Section 6.3, after Company’s acceptance of each proposed site, Company shall deliver to Franchisee a copy of Company’s Then-current Franchise Disclosure Document as may be required by Applicable Law (the “Franchise Disclosure Document”) and two copies of the Then-current Franchise Agreement.

Immediately upon receipt of the Franchise Disclosure Document, Franchisee shall return to Company a signed copy of the Acknowledgment of Receipt of the Franchise Disclosure Document.  Franchisee acknowledges that the new Franchise Agreement may vary substantially from the current Franchise Agreement. If Company is not legally able to deliver a Franchise Disclosure Document to Franchisee by reason of any lapse or expiration of its franchise registration, or because Company is in the process of amending any such registration, or for any reason beyond Company’s reasonable control, Company may delay acceptance of the site for Franchisee’s proposed Restaurant, or delivery of a Franchise Agreement, until such time as Company is legally able to deliver a Franchise Disclosure Document.

(d)                                 Within 30 days after Franchisee’s receipt of the Franchise Disclosure Document and the Then-current Franchise Agreement, but no sooner than immediately after any applicable waiting periods prescribed by Applicable Law have passed, Franchisee shall execute two copies of the Franchise Agreement described in the Franchise Disclosure Document and return them to Company together with the applicable Initial Franchise Fee.  If Franchisee has so executed and returned the copies and Initial Franchise Fee and has satisfied the conditions set forth in Section 6.3, Company shall execute the copies and return one fully executed copy of such Franchise Agreement to Franchisee.

(e)                                  Franchisee shall not execute any lease or purchase agreement for any Restaurant, until Company has accepted the proposed site and Company has delivered to Franchisee a fully executed Franchise Agreement counter-signed by Company pursuant to Sections 6.2(d).  After Company’s acceptance of the site and lease (or purchase agreement, if applicable), and its delivery to Franchisee of the fully executed Franchise Agreement, Franchisee shall then procure the site pursuant to the purchase agreement or lease which has been reviewed and accepted by Company, and shall forward to Company, within ten (10) days after its execution, one copy of the executed lease or, if purchased, the deed evidencing Franchisee’s right to occupy the site.  Franchisee shall then commence construction and operation of the Restaurant pursuant to the terms of the applicable Franchise Agreement.

6.3                               Condition Precedent to Company’s Obligations

It shall be a condition precedent to Company’s obligations pursuant to Sections 6.1 and 6.2, and to Franchisee’s right to develop each and every Restaurant, that Franchisee shall have satisfied all of the following conditions precedent prior to Company’s acceptance of the proposed Restaurant and the site and lease or purchase agreement therefor, and the Company’s execution of the Franchise Agreement therefor:

(a)                                 Franchisee (and each of its Affiliates which have developed or operate Restaurants in the Development Area) shall have fully performed all of its obligations under this Agreement and all Franchise Agreements and other written agreements between Company and Franchisee (or any such Affiliate of Franchisee), and must not at any time following Franchisee’s submission of its Site Review Request, and until Company grants its acceptance of the proposed site, be in default of any of its contractual or other legal obligations to Company or any of its Affiliates, or any approved vendor or supplier, or to any federal, state, county or municipal agency.

(b)                                 Franchisee shall have demonstrated to Company, in Company’s discretion, Franchisee’s financial and other capacity to perform the obligations set forth in the proposed new Franchise Agreement, including  Franchisee’s compliance with Section 12.5 of this Agreement and Franchisee’s submission of a comprehensive management plan acceptable to, and accepted by Company, which shall include among other reasonable requirements as may be established by Company, an organization chart and supervisory requirements for the proposed Restaurant. In determining if Franchisee is financially or otherwise capable, Company shall apply the same criteria to Franchisee as it applies to prospective area developer franchisees at that time.

(c)                                  Franchisee shall continue to operate, in the Development Area, not less than the cumulative number of Traditional Restaurants required by the Development Obligation set forth in Exhibit B to be in operation as of the end of the immediately preceding Development Period.

(d)                                 Franchisee, and each of its Affiliates who then has a currently effective Franchise Agreement or area development agreement with Company, must sign a general release of any claims they may have against Company and its Affiliates, on a form prescribed by Company.

7.
ASSIGNMENT AND SUBFRANCHISING

7.1                               Assignment by Company

This Agreement is fully transferable by Company, in whole or in part, without the consent of Franchisee and shall inure to the benefit of any transferee or their legal successor to Company’s interests herein; provided, however, that such transferee and successor shall expressly agree to assume Company’s obligations under this Agreement.  Without limiting the foregoing, Company may (i) assign any or all of its rights and obligations under this Agreement to an Affiliate; (ii) sell its assets, its marks, or its System outright to a third party; (iii) engage in a public offering of its securities; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring.  Company shall be permitted to perform such actions without liability or obligation to Franchisee who expressly and specifically waives any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof).  In connection with any of the foregoing, at Company’s request, Franchisee shall deliver to Company a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement as modified is in full force and effect and identifying the modifications); (b) that Franchisee is not in default under any provision of this Agreement, or if in default, describing the nature thereof in detail; and (c) as to such other matters as Company may reasonably request; and Franchisee agrees that any such statements may be relied upon by Franchisor and any prospective purchaser, assignee or lender of Company.

7.2                               No Subfranchising by Franchisee

(a)                                 Franchisee shall not offer, sell, or negotiate the sale of “Zoës Kitchen” franchises to any third party, either in Franchisee’s own name or in the name and/or on behalf of Company, or otherwise subfranchise, subcontract, sublicense, share, divide or partition this Agreement, and nothing in this Agreement will be construed as granting Franchisee the right to do so.  Franchisee shall not execute any Franchise Agreement with Company, or construct or equip any Restaurant with a view to offering or assigning such Franchise Agreement or Restaurant to any third party.

(b)                                 Notwithstanding Section 7.2(a), Franchisee may, with Company’s prior written consent, execute and contemporaneously assign a Franchise Agreement executed pursuant hereto to a separate Entity controlled by Franchisee (each a “Subsidiary”); provided and on condition that:

(i)                                     Upon Company’s request, Franchisee has delivered to Company a true, correct and complete copy of the Subsidiary’s articles of incorporation or articles of organization, bylaws, operating agreement, partnership agreement, and other organizational documents, and Company has accepted the same;

(ii)                                  The Subsidiary’s articles of incorporation or articles of organization, bylaws, operating agreement, and partnership agreement, as applicable, shall provide that its activities are confined exclusively to operating Restaurants;

(iii)                               Franchisee, directly owns and controls not less than 100% of the Equity and voting rights of the Subsidiary;

(iv)                              the Subsidiary is in good standing in its jurisdiction of organization and each other jurisdiction where the conduct of its business or the operation of its properties requires it to be so qualified;

(v)                                 the person designated by Franchisee as the Operating Principal has exclusive day-to-

day operational control over the Subsidiary;

(vi)                              the Subsidiary conducts no business other than the operation of the Restaurant;

(vii)                           the Subsidiary assumes all of the obligations under the Franchise Agreement as franchisee pursuant to written agreement, the form and substance of which shall be acceptable to Company;

(viii)                        each person or Entity comprising Franchisee, and all present and future Owners of 10% or more (directly or indirectly), in the aggregate, of the Equity or voting rights of any franchisee under any and all Franchise Agreements executed pursuant to this Agreement shall execute a written guaranty in a form prescribed by Company, personally, irrevocably and unconditionally guaranteeing, jointly and severally, with all other guarantors, the full payment and performance of all of the obligations to Company and to Company’s Affiliates under this Agreement and each Franchise Agreement executed pursuant hereto (for purposes of determining whether said 10% threshold is satisfied, holdings of spouses, family members who live in the same household, and Affiliates shall be aggregated);

(ix)                              none of the Owners of the Equity of the franchisee under the applicable Franchise Agreement is engaged in Competitive Activities;

(x)                                 at Company’s request, Franchisee shall, and shall cause each of its Affiliates to execute and deliver to Company a general release, on a form prescribed by Company of any and all known and unknown claims against Company and its Affiliates and their officers, directors, agents, shareholders and employees; and

(xi)                              Franchisee shall reimburse Company for all direct and indirect costs and expense it may incur in connection with the transfer and assignment, including attorney’s fees.

(c)                                  In the event that Franchisee exercises its rights under Section 7.2(b) then, Franchisee and such Subsidiary shall, in addition to any other covenants contained in the applicable Franchise Agreement, affirmatively covenant to continue to satisfy each of the conditions set forth in Section 7.2(b) throughout the term of such Franchise Agreement.

7.3                               Assignment by Franchisee

(a)                                 This Agreement has been entered into by Company in reliance upon and in consideration of the singular personal skill, qualifications and trust and confidence reposed in Franchisee.  Neither Franchisee nor any Owner shall cause or permit any Assignment unless Franchisee shall have obtained Company’s prior written consent, which consent may be withheld for any reason whatsoever in Company’s judgment, and shall comply with Company’s right of first refusal pursuant to Section 7.3(d).  Except as provided in Section 7.2(b), Franchisee acknowledges and agrees that it will not be permitted to make an Assignment of this Agreement or sell, gift, convey, assign or transfer the assets used in any of the Restaurants developed hereunder or any Franchise Agreement executed pursuant to this Agreement except in conjunction with a concurrent Assignment to the same approved assignee of all of the assets used in all of said Restaurants, and all of the Franchise Agreements executed pursuant to this Agreement or at Company’s election the execution by the assignee of new Franchise Agreements on Company’s Then-current form for each of the Restaurants then developed or under development by Franchisee, and otherwise in accordance with the terms and conditions of Franchisee’s Franchise Agreement(s).    If Franchisee is an Entity, Franchisee shall promptly provide Company with written notice (stating such information as Company may from time to time require) of each and every transfer, assignment, encumbrance, gift and other conveyance, voluntarily or involuntarily, in whole or in part, by operation of Applicable Law or otherwise by any Owner of any direct or indirect Equity or voting rights in Franchisee, notwithstanding that the same may not constitute an “Assignment” as defined by this Agreement.

(b)                                 Franchisee shall not, directly or indirectly, pledge, encumber, hypothecate or otherwise grant any third party a security interest in this Agreement in any manner whatsoever without the prior express written consent of Company.  To the extent that the foregoing prohibition may be ineffective under Applicable Law, Franchisee shall provide not less than 10 days prior written notice (which notice shall contain the name and address of the secured party and the terms of such pledge, encumbrance, hypothecation or security interest) of any pledge, encumbrance, hypothecation or security interest in this Agreement.

(c)                                  Securities, partnership or other ownership interests in Franchisee may not be offered to the public under the Securities Act of 1933, as amended, nor may they be registered under the Securities Exchange Act of 1934, as amended, or any comparable federal, state or foreign law, rule or regulation.  Such interests may be offered by private offering or otherwise only with the prior written consent of Company, which consent shall not be unreasonably withheld.  All materials required for any such private offering by federal or state law shall be submitted to Company for a limited review as discussed below prior to being filed with any governmental agency; and any materials to be used in any exempt offering shall be submitted to Company for such review prior to their use.  No such offering by Franchisee shall imply that Company is participating in an underwriting, issuance or offering of securities of Franchisee or Company, and Company’s review of any offering materials shall be limited solely to the subject of the relationship between Franchise and Company and its Affiliates.  Company may, at its option, require Franchisee’s offering materials to contain a written statement prescribed by Company concerning the limitations described in the preceding sentence.  Franchisee, its Owners and the other participants in the offering must fully defend and indemnify Company, and its Affiliates, their respective partners and the officers, directors, manager(s) (if a limited liability company), shareholders, members, partners, agents, representatives, independent contractors, servants and employees of each of them, from and against any and all losses, costs and liability in connection with the offering and shall execute any additional documentation required by Company to further evidence this indemnity.  For each proposed offering, Franchisee shall pay to Company a non-refundable fee of $5,000, which shall be in addition to any transfer fee under any Franchise Agreement or such greater amount as is necessary to reimburse Company for its reasonable costs and expenses associated with reviewing the proposed offering, including without limitation, legal and accounting fees.  Franchisee shall give Company written notice at least thirty (30) days prior to the date of commencement of any offering or other transaction covered by this Section.

(d)                                 Franchisee’s written request for consent to any Assignment must be accompanied by an offer to Company of a right of first refusal to purchase the interest which is proposed to be transferred, on the same terms and conditions offered by the third party; provided that Company may substitute cash for any non-cash consideration proposed to be given by such third party (in an amount determined by Company reasonably and in good faith as the approximate equivalent value of said non-cash consideration); and provided further that Franchisee shall make representations and warranties to Company customary for transactions of the type proposed (the “ROFR”).  If Company elects to exercise the ROFR, Company or its nominee, as applicable, shall send written notice of such election to Franchisee within 60 days of receipt of Franchisee’s request.  If Company accepts such offer, the closing of the transaction shall occur within 60 days following the date of Company’s acceptance.  Any material change in the terms of an offer prior to closing or the failure to close the transaction within 60 days following the written notice provided by Franchisee (the “ROFR Period”) shall cause it to be deemed a new offer, subject to the same right of first refusal by Company, or its third-party designee, as in the case of the initial offer.  Company’s failure to exercise such right of first refusal shall not constitute consent to the transfer or a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.

8.
NON-COMPETITION

8.1                               In Term

During the Term, no Restricted Person shall in any capacity, either directly or indirectly, through one or more Affiliates or otherwise, engage in any Competitive Activities at any location, whether within or outside the Development Area, unless Company shall consent thereto in writing.

8.2                               Post-Term

To the extent permitted by Applicable Law, upon (i) the expiration or termination of this Agreement, (ii) the occurrence of any Assignment, or (iii) the cession of any Restricted Person’s relationship with Franchisee, each person who was a Restricted Person before such event shall not for a period of 24 months thereafter, either directly or indirectly, own, operate, advise, be employed by, or have any financial interest in any business engaged in Competitive Activities within the Development Area, without the Company’s prior written consent.  In applying for such consent, Franchisee will have the burden of establishing that any such activity by it will not involve the use of benefits provided under this Agreement or constitute unfair competition with Company or other franchisees of the Company.

8.3                               Modification

(a)                                 The parties have attempted in Sections 8.1 and 8.2 above to limit the Franchisee’s right to compete only to the extent necessary to protect the Company from unfair competition. The parties hereby expressly agree that if the scope or enforceability of Section 8.1 or 8.2 is disputed at any time by Franchisee, a court or arbitrator, as the case may be, may modify either or both of such provisions to the extent that it deems necessary to make such provision(s) enforceable under Applicable Law.  In addition, Company reserves the right to reduce the scope of either, or both, of said provisions without Franchisee’s consent, at any time or times, effective immediately upon notice to Franchisee.

(b)                                 In view of the importance of the “Zoës Kitchen” trademarks and the incalculable and irreparable harm that would result to the parties in the event of a Default under this Article 8, the parties agree that each party may seek specific performance and/or injunctive relief to enforce the covenants and agreements in this Agreement, in addition to any other relief to which such party may be entitled at law or in equity.  Each party submits to the exclusive jurisdiction of the courts of the State of Texas and the U.S. federal courts sitting in Plano, Texas for purposes thereof.  The parties agree that venue for any such proceeding shall be the state and federal courts located in Plano, Texas.

9.
TERMINATION

9.1                               Termination Pursuant to a Default of this Agreement

(a)                                 Subject to Applicable Law to the contrary, this Agreement may be terminated by Company in the event of any Default by Franchisee of this Agreement, unless such Default is cured by Franchisee within 5 days following written notice of the Default (in the case of a failure to pay money), or 10 days following written notice of the Default (in the case of any other Default); provided that in the case of a Default by Franchisee (or its Affiliate) under any

Franchise Agreement or other written agreement, the notice and cure provisions of the Franchise Agreement or other agreement shall control, and provided, further, however, that any Default described in Sections 9.1(b)(i), (ii) or (v) below shall be deemed incurable.

(b)                                 The term “default”, as used herein, includes the following:

(i)                                     Any Assignment or attempted Assignment in violation of the terms of Section 7.2 or 7.3 of this Agreement, or without the written consents required pursuant to this Agreement; provided, however, (i) upon prompt written request to Company following the death or legal incapacity of a Franchisee who is an individual, Company shall allow a period of up to 60 days after such death or legal incapacity for his or her heirs, personal representatives, or conservators (the “Heirs”) to seek and obtain Company’s consent to the Assignment his or her rights and interests in this Agreement to the Heirs or to another person acceptable to Company; or (ii) upon prompt written request to Company following the death or legal incapacity of an Owner of a Franchisee which is an Entity, directly or indirectly, owning more than 20% or more of the Equity or voting power of Franchisee, Company shall allow a period of up to 60 days after such death or legal incapacity for his or her Heir(s) to seek and obtain Company’s consent to the Assignment of such Equity and voting power to the Heir(s) or to another person or persons acceptable to Company.  If, within said 60 day period, said Heir(s) fail to receive Company’s consent as aforesaid or to effect such consented to Assignment, then this Agreement shall immediately terminate at Company’s election.

(ii)                                  Subject to Section 2.3 of this Agreement, failure of Franchisee to satisfy the Development Obligation within the Development Periods set forth herein.

(iii)                               Failure of Franchisee (or any Affiliate of Franchisee) to pay any Initial Franchise Fee or Royalty Fee in a timely manner as required by this Agreement or any Franchise Agreement signed by Franchisee.

(iv)                              Franchisee’s opening of any Restaurant in the Development Area except in strict accordance with the procedures set forth in Sections 6.1 through 6.3 of this Agreement.

(v)                                 Failure of Franchisee to fully comply with the requirements of Section 8.1 of this Agreement.

(vi)                              Any Default of any other agreement between Franchisee (or any Affiliate of Franchisee) and Company (or any Affiliate of Company), including any Franchise Agreement executed pursuant hereto.

(vii)                           Failure of Franchisee to fully comply with the requirements of Section 12.5 of this Agreement.

10.
GENERAL CONDITIONS AND PROVISIONS

10.1                        Relationship of Franchisee to Company

It is expressly agreed that the parties intend by this Agreement to establish between Company and Franchisee the relationship of franchisor and area developer franchisee.  It is further agreed that Franchisee has no authority to create or assume in Company’s name or on behalf of Company, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Company for any purpose whatsoever.  Neither Company nor Franchisee is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.  Franchisee agrees that it will not hold itself out as the agent, employee, partner or co-venturer of Company.  All employees hired by or working for Franchisee shall be the employees of Franchisee and shall not, for any purpose, be deemed employees of Company or subject to Company control.  Each of the parties agrees to file its own tax, regulatory and payroll reports with respect to its respective employees and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.

10.2                        Indemnity by Franchisee

Franchisee hereby agrees to protect, defend and indemnify Company, and all of its past, present and future Owners, Affiliates, officers, directors, employees, attorneys and designees and hold them harmless from and against any and all costs and expenses, including attorneys’ fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature on account of any actual or alleged loss, injury or damage to any person, firm or corporation or to any property arising out of or in connection with Franchisee’s construction, development or operation of Restaurants pursuant hereto, except to the extent caused by intentional acts of the Company in breach of this Agreement.  The terms of this Section 10.2 shall survive the termination, expiration or cancellation of this Agreement.

10.3                        No Consequential Damages For Legal Incapacity

Company shall not be liable to Franchisee for any consequential damages, including lost profits, interest expense, increased construction or occupancy costs, or other costs and expenses incurred by Franchisee by reason of any delay in the delivery of Company’s Franchise Disclosure Document caused by legal incapacity during the Term, or other conduct not due to the gross negligence or intentional misfeasance of Company.

10.4                        Waiver and Delay

No waiver by Company of any Default or Defaults, or series of Defaults in performance by Franchisee, and no failure, refusal or neglect of Company to exercise any right, power or option given to it hereunder or under any Franchise Agreement or other agreement between Company and Franchisee, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the Restaurants), or to insist upon strict compliance with or performance of Franchisee’s (or its Affiliates) obligations under this Agreement or any Franchise Agreement or other agreement between Company and Franchisee (or its Affiliates), whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the Restaurants), shall constitute a waiver of the provisions of this Agreement with respect to any continuing or subsequent Default or a waiver by Company of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

10.5                        Survival of Covenants

The covenants contained in this Agreement which, by their nature or terms, require performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

10.6                        Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall be binding upon and inure to the benefit of Franchisee and his or their respective, heirs, executors, administrators, and its successors and assigns, subject to the prohibitions and restrictions against Assignment contained herein.

10.7                        Joint and Several Liability

If Franchisee consists of more than one person or Entity, or a combination thereof, the obligations and liabilities of each of such person or Entity to Company are joint and several, and such person(s) or Entities shall be deemed to be general partnership

10.8                        Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas  (without giving effect to any conflict of laws), except that (a) the provisions of Sections 8.1 and 8.2 (and to the extent applicable, Section 8.3) shall be governed in accordance with the laws of the State where the Default of said section occurs, and (b) any state law relating to (1) the offer and sale of franchises, (2) franchise relationships, or (3) business opportunities, will not apply unless the applicable jurisdictional requirements are met independently with reference to this paragraph.

10.9                        Entire Agreement

This Agreement and the Exhibits incorporated herein contain all of the terms and conditions agreed upon by the parties hereto concerning the subject matter hereof.  No other agreements concerning the subject matter hereof, written or oral, shall be deemed to exist or to bind any of the parties hereto and all prior agreements, understandings and representations, are merged herein and superseded hereby.  Franchisee represents that there are no contemporaneous agreements or understandings between the parties relating to the subject matter of this Agreement that are not contained herein.  No officer or employee or agent of Company has any authority to make any representation or promise not included in this Agreement or any Franchise Disclosure Document for prospective franchisees required by Applicable Law, and Franchisee agrees that it has executed this Agreement without reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by written instrument signed by all of the parties hereto.

10.10                 Titles for Convenience

Article and paragraph titles used this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

10.11                 Gender and Construction

The terms of all Exhibits hereto are hereby incorporated into and made a part of this Agreement as if the same had been set forth in full herein.  All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any article or Section hereof may require.  As used in this Agreement, the words “include,” “includes” or “including” are used in a non-exclusive sense.  Unless otherwise expressly provided herein to the contrary, any consent, approval, acceptance or authorization of Company which Franchisee may be required to obtain hereunder may be given or withheld by Company in its sole discretion, and on any occasion where Company is required or permitted hereunder to make any judgment, determination or use its discretion, including any decision as to whether any condition or circumstance meets Company’s Standards or satisfaction, Company may do so in its sole subjective judgment and discretion.  No provision herein expressly identifying any particular breach of this Agreement as material shall be construed to imply that any other breach which is not so identified is not material.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the drafter hereof, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.  Company and Franchisee intend that if any provision of this Agreement is susceptible to two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall be given the meaning that renders it enforceable.

10.12                 Severability, Modification

Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to Applicable Law.  Whenever there is any conflict between any provisions of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

10.13                 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.14                 Fees and Expenses

If any party to this Agreement shall bring any arbitration, action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees and costs incurred in bringing or defending such arbitration, action or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such arbitration, action or proceeding and shall be paid whether or not such action or proceedings is prosecuted to final judgment.  Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorney fees and costs, separate from the judgment, incurred in enforcing such judgment.  The prevailing party shall be determined by the trier of fact based upon an assessment of which party’s major arguments or positions on major disputed issues.  For the purposes of this Section, attorney fees shall include fees incurred in the following:  (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.  This Section is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

10.15                 Waiver of Jury Trial; Venue

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES:  (1) HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT; AND (2) THEY AGREE THAT, PLANO, TEXAS SHALL BE THE VENUE FOR ANY LITIGATION ARISING UNDER THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE REVIEWED THIS SECTION AND HAVE HAD THE OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVISE AS TO ITS MEANING AND EFFECT.

FRANCHISEE	COMPANY
INITIALS	INITIALS

10.16                 Notices

Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant hereto shall be deemed so delivered at the time delivered by hand; one business day after electronically confirmed transmission by facsimile or other electronic system; one business day after delivery by Express Mail or other recognized, reputable overnight courier; or 3 business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

If to Company:

Soho Franchising, LLC

5700 Granite Parkway Suite 455

Attn.: Chief Executive Officer and Chief Financial Officer

Facsimile No.: (      )         -

With copy (which shall not constitute notice) to:

Kenneth R. Costello, Esq.

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, CA 90401-2386

Facsimile No.: (310) 576-2200

If to Franchisee:

Attn:

Facsimile No.

or to such other address as such party may designate by 10 days’ advance written notice to the other party.

10.17                 Mediation.  Except to the extent precluded by Applicable law, the parties hereby pledge and agree that prior to filing any lawsuit (other than suits or to seek provisional remedies, including injunctions), they shall first attempt to resolve any dispute between the parties pursuant to mediation conducted in accordance with the Commercial Mediation Rules of the AAA unless the parties agree on alternative rules and a mediator within 15 days after either party first gives notice of mediation.  Such mediation shall be conducted in Plano, Texas and shall be conducted and completed within 45 days following the date either party first gives notice of mediation.  If the parties fail to complete the mediation within such 45 day period, either party may initiate litigation.  The fees and expenses of the mediator shall be shared equally by the parties.  The mediator shall be disqualified as a witness, expert or counsel for any party with respect to any suit and any related matter.  Mediation is a compromise negotiation and shall constitute privileged communications under Texas and other Applicable Laws.  The entire mediation process shall be confidential and the conduct, statements, promises, offers, views and opinions of the mediator and the parties shall not be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation.

10.18                 Survival.  The terms of Section 10 shall survive termination, expiration or cancellation of this Agreement.

11.
SUBMISSION OF AGREEMENT

11.1                        General

The submission of this Agreement does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Company and Franchisee.

12.
ADDITIONAL COVENANTS

12.1                        Entity Franchisee Information

If Franchisee is an Entity, Franchisee represents and warrants that the information set forth in Exhibit C which is annexed hereto and by this reference made a part hereof, is accurate and complete in all material respects.  Franchisee shall notify Company in writing within 10 days of any change in the information set forth in Exhibit C, and shall submit to Company a revised Exhibit C, which shall be certified by Franchisee as true, correct and complete and upon acceptance thereof by Company shall be annexed to this Agreement as Exhibit C.  Franchisee promptly shall provide such additional information as Company may from time to time request concerning all persons who may have any direct or indirect financial interest in Franchisee, including providing copies of all amendments to Franchisee’s “Entity Documents” as defined in Exhibit C.  Franchisee shall conduct no business other than the business contemplated hereunder and under any currently effective Franchise Agreement between Company and Franchisee.  The Entity Documents of Franchisee shall recite that the issuance and transfer of any interest therein is subject to the restrictions set forth in the Agreement and any Franchise Agreement executed pursuant thereto.

12.2                        Operating Principal; Director of Operations

(a)                                 The Operating Principal shall be principally responsible for communicating and coordinating with Company regarding business, operational and other ongoing matters concerning this Agreement and the Restaurants developed pursuant hereto.  The Operating Principal shall have the full authority to act on behalf of Franchisee in regard to performing, administering or amending this Agreement and all Franchise Agreements executed pursuant hereto.  Company may, but is not required to, deal exclusively with the Operating Principal in such regards unless and until Company’s actual receipt of written notice from Franchisee of the appointment of a successor Operating Principal, who shall have been accepted by Company.

(b)                                 Commencing on the date which Franchisee, directly or indirectly through one or more Affiliate(s), opens its 2nd Restaurant within the Development Area, and at all times throughout the Term and the term of each Franchise Agreement executed pursuant hereto after such date, Franchisee shall employ and retain, or shall cause the Entity to which each Franchise Agreement is assigned in accordance with Section 7.2 hereof to employ and retain, an individual (the “Director of Operations”) who shall be vested with the authority and responsibility for the day-to-day operations of all Restaurants owned or operated, directly or indirectly, by Franchisee within the Development Area. The Director of Operations shall, during the entire period he/she serves as such, meet the following qualifications:  (a) shall devote full time and best efforts solely to operation of the all Restaurants owned or operated, directly or indirectly, by Franchisee in the Development Area and to no other business activities; (b) meet Company’s educational, experience, financial and such other reasonable criteria for such individual, as set forth in the Manuals as defined herein or otherwise in writing by Company; and (c) be an individual acceptable to Company.  The Director of Operations, may (but need not) be an Owner, and with the prior written consent of Company, may be the same individual as the Operating Principal.  The Director of Operations shall be responsible for all actions necessary to ensure that all Restaurants owned or operated, directly or indirectly, by Franchisee in the Development Area are operated in compliance with this Agreement, all Franchise Agreements therefor and the Manuals.  If, during the Term hereof or any Franchise Agreement executed pursuant hereto, the Director of Operations is not able to continue to serve in such capacity or no longer qualifies to act as such in accordance with this Section (including Company’s subsequent disapproval of such person), Franchisee shall promptly notify Company and designate a replacement within 30 days after the Director of Operations ceases to serve, such replacement being subject to Company’s approval.

(c)                                  Franchisee shall notify Company in writing at least 10 days prior to employing the Director of Operations setting forth in reasonable detail all information reasonably requested by Company.  Company’s acceptance of the Operating Principal and Director of Operations, shall not constitute Company’s endorsement of such individual or a guarantee by Company that such individual will perform adequately for Franchisee or its Affiliates, nor shall Company be estopped from subsequently disapproving or otherwise challenging such person’s qualifications or performance.

12.3                        Business Practices

Franchisee represents, warrants and covenants to Company that:

(a)                                 As of the date of this Agreement, Franchisee and each of its Owners (if Franchisee is an Entity) shall be and, during the Term shall remain, in full compliance with all applicable laws in each jurisdiction in which Franchisee or any of its Owners (if Franchisee is an Entity), as applicable, conducts business that prohibits unfair, fraudulent or corrupt business practices in the performance of its obligations under this Agreement and related activities, including the following prohibitions:

(i)                                     No government official, official of an international organization, political party or official thereof, or candidate is an owner or has any investment interest in the revenues or profit of Franchisee;

(ii)                                  None of the property or interests of Franchisee or any of its Owners is subject to being “blocked” under any Anti-Terrorism Laws.  Neither Franchisee, nor any of its respective funding sources (including any legal or beneficial owner of any equity in Franchisee) or any of its Affiliates is or has ever been a terrorist or suspected terrorist within the meaning of the Anti-Terrorism Laws or identified by name or address on any Terrorist List.  Each of Franchisee and its Owners are in compliance with Applicable Law, including all such Anti-Terrorism Laws;

(iii)                               Neither Franchisee nor any of its Owners conducts any activity, or has failed to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act, as amended, and any amendments or successors thereto.

(iv)                              Franchisee is neither directly nor indirectly owned or controlled by the government of any country that is subject to a United States embargo.  Nor does Franchisee or its Owners act directly or indirectly on behalf of the government of any country that is subject to a United States embargo.

(b)                                 Franchisee has taken all necessary and proper action required by Applicable Law and has the right to execute this Agreement and perform under all of its terms.  Franchisee shall implement and comply with anti-money laundering policies and procedures that incorporate “know-your-customer” verification programs and such other provisions as may be required by applicable law.

(c)                                  Franchisee shall implement procedures to confirm, and shall confirm, that (a) none of Franchisee, any person or entity that is at any time a legal or beneficial owner of any interest in Franchisee or that provides funding to Franchisee is identified by name or address on any Terrorist List or is an Affiliate of any person so identified; and (b) none of the property or interests of Franchisee is subject to being “blocked” under any Anti-Terrorism Laws.

(d)                                 Franchisee shall promptly notify Company upon becoming aware of any violation of this Section or of information to the effect that any person or entity whose status is subject to confirmation pursuant to Section 12.3.(c) above is identified on any Terrorist List, any list maintained by OFAC or to being “blocked” under any Anti-Terrorism Laws, in which event Franchisee shall cooperate with Company in an appropriate resolution of such matter.

(e)                                  In accordance with Applicable Law, none of Franchisee nor any of its Affiliates, principals, partners, officers, directors, managers, employees, agents or any other persons working on their behalf, shall offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to any officer or employee of, or any person or entity acting in an official capacity on behalf of, the Governmental Authority, or any political party or official thereof or while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, for the purpose of (a) influencing any action or decision of such official in his or its official capacity; (b) inducing such official to do or omit to do any act in violation of his or its lawful duty; or (c) inducing such official to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to obtain certain business for or with, or direct business to, any person.

(f)                                   The provisions of this Section shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Company for any infringement of, violation of, or interference with, this Agreement, or Company’s marks, System, trade secrets, or any other proprietary aspects of Company’s business.

12.4                        Purchase Option

(a)                                 Company or its designated Affiliate shall have the right and option (the “Purchase Option”) exercisable at any time following the Trigger Date, upon written notice to Franchisee (the “Option Notice”) to purchase for the Purchase Price all of the Assets, free and clear of all liens, encumbrances and liabilities.  If Company receives a written request for its consent to an Assignment, then Company must exercise the Purchase Option, if at all, within 20 days following receipt of Franchisee’s request for consent to the Assignment.  The Purchase Option shall be automatically reinstated following:  (a) the Assignment; (b) Company’s refusal to consent to the proposed Assignment; (c) 60 days after the ROFR Period if Company does not exercise the ROFR and the Assignment has not been concluded; or (d) if there has been any material change in the terms of the proposed offer which results in the reinstatement of the ROFR.

(i)                                     At Company’s request, the terms and conditions of the Purchase Option may be recorded in the real property records under Applicable Law, and Franchisee shall execute all documents as may be necessary and appropriate to do so.  Company’s rights under this Section 12.4 shall be in addition to, and not in lieu of, Company’s ROFR and such rights may be exercised separately, concurrently or in the alternative.

(ii)                                  Company shall exercise only the Purchase Option contained in this Agreement and not the purchase option in any Franchise Agreement executed under this Agreement if and for so long as this Agreement remains in full force and effect.

(b)                                 Subject to the conditions in this Section, Franchisee may select one of two methodologies to determine the purchase price of the Assets (the “Purchase Price”): (i) the Fair Market Value of the Assets; or (ii) (1) 5.0 times Restaurant Level EBITDA during the 12 full calendar months immediately preceding Franchisee’s receipt of the Option Notice, for all Restaurants in the Development Area that have been open and operating for at least such 12-month period, plus (2) for all Restaurants in the Development Area that have not been open and operating for that 12-month period, Franchisee’s necessary and reasonable documented out-of-pocket costs paid to third parties to construct, equip, and furnish such Restaurants, including any initial franchise fee(s) paid to Company (or its Affiliates), and excluding the Wages of Franchisee’s employees.  Franchisee will make its selection within 14 days after receipt of the Option Notice, by notifying Company in writing of its choice of methodology.  If Franchisee fails to make a timely selection of methodology, then the methodology used to determine Purchase Price will be chosen by Company.

(i)                                     Restaurant Level EBITDA shall be determined by using Franchisee’s financial statements, provided Franchisee has kept and maintained financial statements in compliance with the provisions Franchisee’s franchise agreements with Company and the Manuals.  The chief financial officer or chief executive officer of Franchisee (or Franchisee, if an individual) shall certify that such financial statements are true, correct, and complete, subject to any adjustment in the event of any audit or other investigation of such financial statements and/or the books and records by Company.  If an audit or other investigation reveals any inaccuracy, then, in addition to all other rights and remedies, Company shall have the right to revise the Purchase Price, and if the inaccuracy overstates Restaurant Level EBITDA during the applicable 12-month period by 2% or more, then Franchisee shall reimburse Company for the expenses of the audit/investigation.

(ii)                                  “Fair Market Value” shall be determined as follows:

(A)                               Franchisee and Company shall attempt to select a mutually acceptable appraiser within 30 days following the date of the Option Notice, in which case Fair Market Value shall be determined by such appraiser.

(B)                               If Franchisee and Company fail to so agree on an appraiser, then within 45 days following the date of the Option Notice, Company shall select one appraiser, and Franchisee shall select one appraiser.  If either Franchisee or Company fails to timely appoint an appraiser, then the appraiser appointed by the other party shall be the sole appraiser for the purposes of determining Fair Market Value.  Each party shall promptly advise the other party in writing of the identity of its appointed appraiser.  Fair Market Value shall be: (a) if one appraiser is appointed, the value established by that appraiser; or (b) if 2 appraisers are appointed, the arithmetic average of the values determined by the appraisers; provided, that if the higher value is more than 125% of the lower value, then the 2 appraisers will jointly select a third appraiser, and the Fair Market Value shall then be the arithmetic average of (1) the value determined by the 3rd appraiser and (2) the value determined by the one of the first 2 appraisers that is nearest in value to the value determined by the 3rd appraiser.  If the first 2 appraisers are unable to agree upon a 3rd appraiser within 20 days of their completion of appraisals,  then either Franchisee or Company may demand the appointment of an appraiser by the then-director of the regional office of the American Arbitration Association located nearest to Company’s headquarters, in which event the appraiser appointed thereby shall be the third appraiser.

(C)                               Each of the appraisers shall conduct an appraisal within 30 days after being appointed, and shall submit their appraisals in writing to Franchisee and to Company within such period.

(D)                               Fair Market Value shall be determined solely by reference to the Franchisee’s or its Subsidiary’s Restaurants in the Development Area, and the appraiser shall be instructed in writing by each party not to, and the appraiser shall not, consider or attribute any value to (a) any goodwill or other value attributable to the System or the “Zoës Kitchen” trademarks other than the right to utilize the System and the trademarks in the operation of Shops in accordance with, and for no more than the remaining term of, the applicable franchise agreements, or (b) any rights or efficiencies Franchisee may enjoy because Franchisee (or any affiliated or related party) operates or has the right to operate more than one Restaurant.  An appraiser may use a bona fide third-party offer to purchase the Assets in its determination of Fair Market Value if and only if such third-party offer was delivered by Franchisee to Company prior to the exercise of the Purchase Option.

(E)                                Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with Company or Franchisee), an M.A.I. appraiser or its equivalent or an investment bank, and shall have experience in valuing franchised or licensed fast-cause restaurants and shops. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

(F)                                 The costs of all appointed appraisers shall be borne by the Company if the parties have been able to mutually agree to the selection of a single appraiser.  If, however, the parties cannot agree, and two or three appraisers are appointed then the costs of all appointed appraisers shall be borne by the Franchisee.

(iii)                               Although in exercising the Purchase Option Company must purchase all and not less than all Franchisee’s Restaurants in the Development Area, Company may exclude and elect not to purchase cash (or its equivalent), any notes or accounts payable to Franchisee by any person or party except by an arms-length transaction with a person not related to or affiliated with Franchisee, and any Assets of one or more Restaurants that are not necessary or appropriate (in function or quality) to a Restaurant’s operation or do not meet the Standards, and, if applicable, the Fair Market Value shall reflect such exclusions.

(iv)                              Company and each appointed appraiser shall be given full access during normal business hours to all information required and relevant to determine Restaurant Level EBITDA and/or Fair Market Value.

(v)                                 If the Assets include a fee simple interest in real property, then all revenue derived from such real property shall be excluded from Restaurant Level EBITDA and the value of such real property shall be the Fair Market Value of the real property.

(c)                                  The Purchase Price shall be adjusted by setting off and reducing the Purchase Price by any amount then owing by Franchisee to Company or its Affiliates or to any appraiser, and any amounts that Company pays in its sole discretion to cure Franchisee’s defaults with third parties.

(d)                                 All sales and transfer taxes are the responsibility of Franchisee and shall be paid when due.

(e)                                  Franchisee shall make written representations and warranties to Company or its designated purchaser of the Assets customary for transactions of the type, including (1) its power, authority and legal capacity to sell, transfer and assign the Assets, (2) valid right, title and interest in the Assets, (3) the absence of all liens, encumbrances and liabilities on the Assets, and (4) the absence of any violation, in any material respect, or default under, or acceleration of any material agreement or instrument pursuant to which the Assets are encumbered or bound as the result of such sale. Franchisee and its Owners shall sign covenants obligating them to comply with the obligations under this Agreement that survive the termination or expiration of the Agreement (including Article 8) and general releases, on a form prescribed by Company of any and all known and unknown claims against Company and its Affiliates and their Owners, officers, directors, agents, and employees.

(f)                                   Pending the closing of any Purchase Option transaction: (i) Franchisee shall cause Subsidiaries to operate Restaurants in the Development Area in accordance with this Agreement and all applicable franchise agreements; and (ii) Company will have the right to (a) appoint a manager to maintain and/or supervise the Restaurants, and (b) communicate with Franchisee’s employees regarding employment opportunities following the closing (though Company shall not be obligated to hire such employees).  Franchisee will indemnify and hold Company harmless against all obligations incurred in connection with its Restaurants prior to the closing of Purchase Option transaction.

(g)                                  The closing of any transaction shall take place as soon as is reasonably possible, and both parties agree to act diligently and to cooperate with one another to complete closing as soon as possible, subject to the satisfaction of customary conditions to closing in favor of Company, which may be waived by Company.  Closing shall occur within 180 days from Company’s exercise of its Purchase Option.  If closing occurs before the end of the term of this Agreement, the parties shall be deemed to have mutually agreed to terminate this Agreement.

(h)                                 Company shall have the right to revoke its Option Notice at any time.  Thereafter, the Purchase Option shall be immediately reinstated.

12.5                        Financial Covenant

Unless Franchisor otherwise agrees in writing, at no time during the Term shall Franchisee’s ratio of debt to capital employed be greater than 50%; and Franchisee shall promptly notify Franchisor if at any time such ratio is greater than 50%.

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13.
ACKNOWLEDGMENT

13.1                        General

(a)                                 Franchisee acknowledges that it has carefully read this Agreement and all other related documents to be executed concurrently or in conjunction with the execution hereof, that it has obtained the advice of counsel in connection with entering into this Agreement, that it understands the nature of this Agreement, and that it intends to comply herewith and be bound hereby.

(b)                                 Company expressly disclaims making, and Franchisee acknowledges that it or they have not received or relied on any warranty or guarantee, express or implied, as to the potential volume, profits, expenses, or success of the business venture contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the first date set forth above.

ACCEPTED on this              day of                                      20        .

SOHO FRANCHISING, LLC,
a Delaware limited liability company

By:
Name:
Title:

“Franchisee”

a

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

DEVELOPMENT AREA

The Development Area* is defined as the territory within the boundaries described below:

*            If the Development Area is defined by streets, highways, freeways or other roadways, or rivers, streams, or tributaries, then the boundary of the Development Area shall extend to the center line of each such street, highway, freeway or other roadway, or river, stream, or tributary.

EXHIBIT B

DEVELOPMENT OBLIGATION

	DEVELOPMENT PERIOD ENDING	CUMULATIVE NO. OF RESTAURANTS TO BE IN OPERATION

1

2

3

4

5

EXHIBIT C

Entity Information

Franchisee represents and warrants that the following information is accurate and complete in all material respects:

(i)                                     Franchisee is a (check as applicable):

☐ corporation

☐ limited liability company

☐ general partnership

☐ limited partnership

☐ Other (specify):

(ii)                                  Franchisee shall provide to Company concurrently with the execution hereof true and accurate copies of its charter documents including Articles of Incorporation, Bylaws, Operating Agreement, Regulations Partnership Agreement, resolutions authorizing the execution hereof, and any amendments to the foregoing (“Entity Documents”).

(iii)                               Franchisee promptly shall provide such additional information as Company may from time to time request concerning all persons who may have any direct or indirect financial interest in Franchisee.

(iv)                              The name and address of each of Franchisee’s owners, members, or general and limited partner:

NUMBER OF
SHARES OR
PERCENTAGE
NAME	ADDRESS	INTEREST

(v)                                 There is set forth below the names, and addresses and titles of Franchisee’s principal officers or partners who will be devoting their full time to the Business:

NAME	ADDRESS

(vi)                              The address where Franchisee’s Financial Records, and Entity Documents are maintained is:

(vii)                           The “Operating Principal” is: